Exhibit 99.1

Papa Johns Appoints Ravi Thanawala As Chief Financial Officer

ATLANTA--(BUSINESS WIRE)--June 26, 2023--Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns”) today announced the appointment of Ravi Thanawala to Chief Financial Officer, effective July 24, 2023. Mr. Thanawala brings financial leadership experience with global consumer brands to the role, including seven years at Nike where he most recently served as CFO of Nike North America, its largest division, with fiscal year 2022 revenue of approximately $18 billion.

“Ravi is a multi-faceted leader who brings a combination of strategic financial leadership experience, operational acumen and international expertise. Ravi’s proven track record of leading companies with diversified business models and robust e-commerce platforms will be key to enabling our continued growth through both our corporate-owned and franchisee-led restaurants,” said Rob Lynch, President and CEO of Papa Johns. “His focus on mentorship and creating high-performing, collaborative teams also aligns with our number one strategic priority of building a culture of leaders who believe in diversity, inclusivity and winning.”

“Papa Johns is a proven leader in the pizza delivery segment with its people-first culture, differentiated brand and innovative mindset,” said Mr. Thanawala. “The Company’s vast whitespace available for development in the U.S. and internationally, a focus on operational excellence and a strong financial position make Papa Johns well-positioned to achieve long-term, profitable growth for the benefit of all of its stakeholders. I couldn’t be more excited to join the team.”

During his time at Nike, Inc., Mr. Thanawala also served as the Global VP and CFO of the Converse brand, which included working within a franchise model that comprised most of the brand’s international business. In addition, he was the Global VP of Retail Excellence, overseeing the brand’s performance across its business channels of franchises, licenses, direct to consumer and wholesale during a time of digital transformation for the business.

Prior to Nike, Inc., Mr. Thanawala spent eight years at ANN INC. with progressively increasing responsibilities in finance and operations. He served in the finance leadership role for LOFT; led ANN INC’s Asia operations, global logistics and international trade based in Hong Kong; and eventually became CFO of the ANN INC. business, a subsidiary of Ascena Retail Group, Inc. He graduated from Stern School of Business at New York University with a Bachelor of Science in Finance and Policy Economics.

Chris Collins, who served as the Interim Principal Financial and Accounting Officer and finance team leader since March, will resume his role as VP of Tax and Treasury. “We thank Chris for his leadership during this transition period,” said Mr. Lynch.

About Papa Johns

Papa John’s International, Inc. (NASDAQ: PZZA) (“Papa Johns”) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA. Papa Johns believes that using high quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 5,700 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward Looking Statements

Certain matters discussed in this press release which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 25, 2022. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

Contacts

Harrison Sheffield
Sr. Communications Manager
Papa John’s International
Harrison_Sheffield@papajohns.com
470-751-4483